Filed Pursuant to Rule 424(b)(5)
Registration No. 333-140947

PROSPECTUS SUPPLEMENT

(To prospectus dated March 23, 2007)

U.S. $650,000,000 7.375% Notes due 2017

U.S. $350,000,000 7 3/8% Bonds due 2037

Republic of Colombia

The 7.375% Notes due 2017 (the “Notes”) will mature on January 27, 2017. The 7 3/8% Bonds due 2037 (the “Bonds”) will mature on September 18, 2037. The Republic of Colombia (“Colombia”) will pay interest on the Notes on January 27 and July 27 of each year. Interest on the Notes will accrue from July 27, 2007, and the first interest payment on the Notes initially offered on the date of this prospectus supplement will be made on January 27, 2008. Colombia will pay interest on the Bonds on March 18 and September 18 of each year. Interest on the Bonds will accrue from September 18, 2007, and the first interest payment on the Bonds initially offered on the date of this prospectus supplement will be made on March 18, 2008. The Notes and the Bonds will be issued in denominations of U.S. $100,000 and integral multiples of U.S. $1,000 in excess thereof. The Notes and the Bonds will not be redeemable before maturity and will not be entitled to the benefit of any sinking fund.

The Notes offered on the date of this prospectus supplement will be a further issuance of, and will form a single series with, the outstanding U.S. $1,000,000,000 aggregate principal amount of Colombia’s 7.375% Notes due 2017 that were previously issued on July 27, 2006 and will be fully fungible with the outstanding Notes. The total aggregate amount of the previously issued Notes and the Notes now being issued will be U.S. $1,650,000,000. The Bonds offered on the date of this prospectus supplement will be a further issuance of, and will form a single series with the outstanding U.S. $1,000,000,000 aggregate principal amount of Colombia’s 7 3/8% Bonds due 2037 that were previously issued on September 19, 2006 and the outstanding U.S. $468,400,000 aggregate principal amount of Colombia’s 7 3/8% Bonds due 2037 that were previously issued on November 8, 2006, and will be fully fungible with the outstanding Bonds. The total aggregate amount of the previously issued Bonds and the Bonds now being issued will be U.S. $1,818,400,000.

The Notes and the Bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 21, 2004. Under these provisions, which are described in the sections entitled “Description of the Securities—Debt Securities—Default and Acceleration of Maturity,” “—Collective Action Securities” and “—Meetings and Amendments—Approval (Collective Action Securities)” in the accompanying prospectus, Colombia may amend the payment provisions of the Notes or the Bonds with the consent of the holders of 75% of the aggregate principal amount of the outstanding Notes or Bonds, as the case may be.

Application has been made to list the Notes and the Bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

See “ Risk Factors” beginning on page S-10 to read about certain risks you should consider before investing in any Notes and in any Bonds.

Neither the Securities and Exchange Commission, referred to as the SEC, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public		Underwriting Discounts		Proceeds to Colombia, before expenses
Per Note		109.500%		0.300%		109.200%
Total for Notes	U.S. $	711,750,000	U.S. $	1,950,000	U.S. $	709,800,000
Per Bond		110.000%		0.400%		109.600%
Total for Bonds	U.S. $	385,000,000	U.S. $	1,400,000	U.S. $	383,600,000

Purchasers of the Notes will also be required to pay accrued interest totaling U.S. $22,370,833.33, or U.S. $34.4167 per U.S. $1,000 principal amount of the Notes, from July 27, 2007 to, but not including, January 15, 2008, the date Colombia expects to deliver the Notes offered by this prospectus supplement, and additional interest, if any, from January 15, 2008 to the date of delivery.

Purchasers of the Bonds will also be required to pay accrued interest totaling U.S. $8,389,062.50, or U.S. $23.9688 per U.S. $1,000 principal amount of the Bonds, from September 18, 2007 to, but not including, January 15, 2008, the date Colombia expects to deliver the Bonds offered by this prospectus supplement, and additional interest, if any, from January 15, 2008 to the date of delivery.

Delivery of the Notes and the Bonds, in book-entry form only, is expected to be made on or about January 15, 2008. See “Summary—The Offering” for more information.

Credit Suisse	Merrill Lynch & Co.

The date of this prospectus supplement is January 8, 2008.

PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Whenever in this Prospectus Supplement the phrase “Notes and Bonds” appears it should be construed as referring to the Notes and/or the Bonds. Investors may purchase either Notes or Bonds or may purchase both.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the Notes and the Bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Colombia is the fourth largest country in South America, with a territory of 441,020 square miles (1,141,748 square kilometers). Located on the northwestern corner of the South American continent, Colombia borders Panama and the Caribbean Sea on the north, Peru and Ecuador on the south, Venezuela and Brazil on the east and the Pacific Ocean on the west. According to the National Administrative Department of Statistics (“DANE”), Colombia’s population in 2006 was approximately 46.8 million. Approximately 7.2 million people live in the metropolitan area of Bogotá, the capital of Colombia.

Government

Colombia is governed as a Presidential Republic. Colombia is divided into 32 departments. Each department is divided into municipalities.

The Republic of Colombia is one of the oldest democracies in the Americas. In 1991, a popularly elected Constitutional Assembly approved a new Constitution, replacing the Constitution of 1886. The Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral Congress, composed of the Chamber of Representatives and the Senate; and a judicial branch consisting of the Corte Constitucional (Constitutional Court), the Corte Suprema de Justicia (Supreme Court of Justice, or “Supreme Court”), the Consejo de Estado (Council of State), the Consejo Superior de la Judicatura (Supreme Judicial Council), the Fiscalía General de la Nación (National Prosecutor General) and in such lower courts as may be established by law.

Under the Constitution, the President is elected by direct vote. On May 28, 2006, Alvaro Uribe was re-elected President for the 2006-2010 term in the first ballot with 62.2% of the votes. Carlos Gaviria, from the Alternative Democratic Pole Party, finished second with 22.04% and Horacio Serpa, from the Liberal Party, was third with 11.84% of the votes.

President Uribe’s plans for his second term in office include the following goals:

•

Economy. The Government plans to achieve a 6% annual rate of growth. To that end, the Government plans on pursuing a stable macroeconomic policy, reforming the tax system, boosting credit supply and attracting foreign investors as major priorities. In addition, the Government plans on increasing the number of beneficiaries of social assistance programs.

•

Security. The Government intends to continue its efforts to reduce homicides, kidnappings and illegal drug production, insisting on a dialogue with the illegal armed groups and strengthening the programs of reintegration into civil society of former combatants.

•

Commercial relationships. The Government plans to promote the redirection of the Andean Community of Nations, developing the agreements already signed with Mercosur, expanding the free trade agreements with countries of Central America and the European Union and increasing economic cooperation with China and Japan.

No assurance can be given that any of these goals will be achieved.

President Uribe’s Minister of Finance is Oscar Ivan Zuluaga, who took office in March 2007.

Judicial power is vested in the Constitutional Court, the Supreme Court, the Council of State, the Supreme Judicial Council, the National Prosecutor General and in such lower courts as may be established by law. The function of the Constitutional Court, whose nine members are elected by the Senate for an eight-year term, is to assure that all laws are consistent with the Constitution and to review all decisions regarding fundamental rights. The Supreme Court is the final appellate court for resolving civil, criminal and labor proceedings. The Council of State adjudicates all matters relating to the exercise of public authority or actions taken by the public sector, including the review of all administrative decisions or resolutions that are alleged to contradict the Constitution or the law. The Council of State also acts as advisor to the Government on administrative matters. Supreme Court and Council of State justices are appointed for eight-year terms by their predecessors from a list of candidates provided by the Supreme Judicial Council. The National Prosecutor General, who is appointed for a four-year term by the Supreme Court from a list of three candidates submitted by the President, acts as the nation’s prosecutor. The judicial branch is independent from the executive branch with respect to judicial appointments as well as budgetary matters.

National legislative power is vested in the Congress, which consists of a 102-member Senate and a 166-member Chamber of Representatives. Senators and Representatives are elected by direct popular vote for terms of four years. Senators are elected on a nonterritorial basis, while Representatives are elected on the basis of proportional, territorial representation. In each department, legislative power is vested in departmental assemblies whose members are elected by direct popular vote. At the municipal level, legislative power is vested in municipal councils, which preside over budgetary and administrative matters. The most recent Congressional elections occurred on March 12, 2006, and the next elections will occur in March 2010. Candidates aligned with President Uribe’s administration won a majority of the seats in both the Senate and the Chamber of Representatives.

SELECTED COLOMBIAN ECONOMIC INDICATORS

	2002	2003	2004	2005	2006
Domestic Economy
Real GDP Growth (percent)	1.9%	3.9%	4.8%	4.7%	6.8%
Gross Fixed Investment Growth (percent)(1)	9.9	15.4	13.4	18.9	18.0
Private Consumption Growth (percent)(1)	3.6	2.6	4.2	5.0	6.7
Public Consumption Growth (percent)(1)	(2.0)	(1.2)	3.3	4.3	2.1
Consumer Price Index(2)	7.0	6.5	5.5	4.9	4.5
Producer Price Index(2)	9.3	5.7	4.6	2.1	5.5
Interest Rate (percent)(3)	8.9	7.8	7.8	7.0	6.3
Unemployment Rate (percent)(4)	15.7	14.7	13.0	12.2	12.8
Balance of Payments	(millions of U.S. dollars)
Exports of Goods (FOB)(5)	$11,794	$12,933	$16,442	$20,818	$23,930
Oil and its derivatives(5)	3,275	3,383	4,227	5,559	6,328
Coffee(6)	772	809	949	1,471	1,461
Imports of Goods (FOB)(5)	11,653	12,792	15,324	19,431	23,976
Current Account Balance(5)	(1,358)	(974)	(909)	(1,890)	(2,909)
Net Foreign Direct Investment(5)	1,283	820	2,941	5,593	5,197
Net International Reserves	10,841	10,916	13,536	14,947	15,436
Months of Coverage of Imports (Goods and Services)	8.5	7.9	8.2	7.2	6.1
Public Finance(6)	(billions of pesos or percentage of GDP)
Non-financial Public Sector Revenue	Ps. 86,893	Ps. 98,138	Ps. 128,912	Ps. 150,533	Ps. 169,151
Non-financial Public Sector Expenditures(7)	93,967	105,258	129,654	151,916	170,488
Non-financial Public Sector Primary Surplus/(Deficit)(8)	2,035	5,064	8,506	10,509	11,679
Percent of GDP	1.0%	2.2%	3.3%	3.7%	3.6%
Non-financial Public Sector Fiscal Surplus/(Deficit)	(7,747)	(6,544)	(3,586)	(954)	(3,162)
Percent of GDP	(3.8)%	(2.9)%	(1.4)%	(0.3)%	(1.0)%
Central Government Fiscal Surplus/ (Deficit)	(12,435)	(11,528)	(13,985)	(13,730)	(13,027)
Percent of GDP	(6.1)%	(5.0)%	(5.4)%	(4.8)%	(4.1)%
Public Debt(9)
Public Sector Internal Funded Debt (billions of pesos)(10)	Ps. 83,072	Ps. 88,721	Ps. 99,354	Ps. 117,337	Ps. 124,317
Percent of GDP	40.8%	38.8%	38.5%	41.1%	38.8%
Public Sector External Funded Debt (millions of dollars)(11)	$22,167	$24,173	$25,318	$23,716	$25,963
Percent of GDP	27.5%	29.9%	26.0%	19.8%	19.8%

Some of the foregoing figures are updated by more recent information under “Recent Developments”.

1:	2006 figures are estimated.
2:	Percentage change over the twelve months ended December 31 of each year.
3:	Average for each year of the short-term composite reference rate, as calculated by the Superintendencia Financiera (Financial Superintendency).

4:	Refers to the average unemployment rates in the thirteen largest cities in Colombia in December of each year.
5:	Figures for all years have been recalculated according to the recommendations contained in the fifth edition of the IMF’s Balance of Payments Manual. Preliminary figures for 2002 through 2006. Imports and exports of goods do not include “special trade operations.”
6:	All figures calculated according to IMF methodology, which includes privatization, concession and securitization proceeds as part of public sector revenues.
7:	The amounts of Central Government transfers to departments and municipal governments are not eliminated in the calculation of consolidated non-financial public sector revenue and consolidated non-financial public sector expenditures and, accordingly, the revenue and expenditure figures included above are greater than those that would appear were such transfers eliminated upon consolidation. See “Public Sector Finance.”
8:	Primary surplus/(deficit) equals total consolidated non-financial public sector surplus/(deficit) without taking into account interest payments or interest income.
9:	Figures for 2006 are subject to revision. Exchange rates at December 31 of each year.
10:	Includes peso-denominated debt of the Government (excluding state-owned financial institutions and departmental and municipal governments) with an original maturity of one year or more, and public sector entities’ guaranteed internal debt.
11:	Includes external debt of the Government (including Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial institutions) with an original maturity of one year or more.

Sources:	Banco de la República, Ministry of Finance and Public Credit (“Ministry of Finance”), Departamento Administrativo Nacional Estadístico (“DANE”) and Consejo Superior de Política Fiscal (“CONFIS”)

The Offering

Issuer	The Republic of Colombia.

Aggregate Principal Amount	For the Notes: U.S. $650,000,000.

For the Bonds: U.S. $350,000,000.

Issue Price	For the Notes: 109.500% of the principal amount of the Notes, plus accrued interest from July 27, 2007.

For the Bonds: 110.000% of the principal amount of the bonds, plus accrued interest from September 18, 2007.

Issue Date	January 15, 2008.

Maturity Date	For the Notes: January 27, 2017.

For the Bonds: September 18, 2037.

Specified Currency	U.S. Dollars.

Form of Securities

The Notes and the Bonds will be issued in the form of one or more registered global securities without coupons. The Notes and the Bonds will not be issued in bearer form. The Notes and the Bonds will be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank S.A./N.V., as operator of the Euroclear System plc, and Clearstream Banking, société anonyme.

Denominations	The Notes and the Bonds will be issued in denominations of U.S. $100,000 and integral multiples of U.S. $1,000 in excess thereof.

Interest

The Notes will bear interest from July 27, 2007 at the rate of 7.375% per annum. We will pay you interest semi-annually in arrears on January 27 and July 27 of each year, commencing on January 27, 2008.

The Bonds will bear interest from September 18, 2007 at the rate of 7 3/8% per annum. We will pay you interest semi-annually in arrears on March 18 and September 18, commencing on March 18, 2008.

Redemption	We may not redeem the Notes and the Bonds before maturity. At maturity, we will redeem the Notes and the Bonds at par.

Risk Factors	Risk factors relating to the Notes and the Bonds:

•	The price at which the Notes and the Bonds will trade in the secondary market is uncertain.

•	The Notes and the Bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

Risk factors relating to Colombia:

•	Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

•	Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

•	An increase in Colombia’s debt-to-GDP ratio could increase the burden of servicing Colombia’s debt.

•

Colombia’s economy remains vulnerable to external shocks that could be caused by significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

•	Colombia’s credit ratings may be changed, suspended or withdrawn.

See “Risk Factors” below for a discussion of certain factors you should consider before deciding to invest in the Notes and the Bonds.

Status

The Notes and the Bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The Notes and the Bonds will rank equal in right of payment with all of Colombia’s present and future unsecured and unsubordinated external indebtedness.

Single Series

The Notes offered on the date of this prospectus supplement will be a further issuance of, and will form a single series with, the outstanding U.S. $1,000,000,000 aggregate principal amount of Colombia’s 7.375% Notes due 2017 that were previously issued on July 27, 2006 and will be fully fungible with the outstanding Notes.

The Bonds offered on the date of this prospectus supplement will be a further issuance of, and will form a single series with, the outstanding U.S. $1,000,000,000 aggregate principal amount of Colombia’s 7 3/8% Bonds due 2037 that were previously issued on September 19, 2006 and the outstanding U.S. $468,400,000 aggregate principal amount of Colombia’s 7 3/8% Bonds due 2037 that were previously issued on November 8, 2006, and will be fully fungible with the outstanding Bonds.

Withholding Tax and Additional Amounts

We will make all payments on the Notes and the Bonds without withholding or deducting any taxes imposed by Colombia, subject to certain specified exceptions. For more information, see “Description of the Securities–Debt Securities–Additional Amounts” on page 4 of the prospectus.

Further Issues

Colombia may, without the consent of the holders, create and issue additional Notes that may form a single series of Notes with the outstanding Notes and may issue additional Bonds that may form a single series of Bonds with the outstanding Bonds; provided that such additional Notes or Bonds do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such additional Notes or Bonds are subject to U.S. federal tax laws), a greater amount of original issue discount than the Notes or Bonds, as the case may be, have as of the date of the issue of such additional Notes or Bonds, as the case may be.

Listing

Application has been made to list the Notes and the Bonds on the official list of the Luxembourg Stock Exchange and to have the Notes and the Bonds trade together with the previously issued Notes and Bonds on the Euro MTF Market of the Luxembourg Stock Exchange.

Governing Law	New York. The laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Additional Provisions

The Notes and the Bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Colombia’s outstanding external public indebtedness issued prior to January 21, 2004. Those provisions are described in the sections entitled “Description of the Securities—Debt Securities—Default and Acceleration of Maturity,” “—Collective Action Securities” and “—Meetings and Amendments—Approval (Collective Action Securities)” in the accompanying prospectus.

Use of Proceeds

The net proceeds of the sale of the Notes, excluding accrued interest, will be approximately U.S. $709,670,000, after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $130,000).

The net proceeds of the sale of the Bonds, excluding accrued interest, will be approximately U.S. $383,530,000, after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $70,000).

Colombia will use the proceeds of the sale of the Notes and the Bonds for general budgetary purposes of fiscal year 2008.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated as of January 8, 2008, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriters, are obligated to purchase all of the Notes and the Bonds if any are purchased.

RISK FACTORS

This section describes certain risks associated with investing in the Notes and the Bonds. You should consult your financial and legal advisors about the risk of investing in the Notes and the Bonds. Colombia disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Notes and the Bonds

The price at which the Notes and the Bonds will trade in the secondary market is uncertain.

Colombia has been advised by the underwriters that they intend to make a market in the Notes and the Bonds but are not obligated to do so and may discontinue market making at any time without notice. Application has been made to list the Notes and the Bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the Notes or the Bonds. The price at which the Notes and the Bonds will trade in the secondary market is uncertain.

The Notes and the Bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

The Notes and the Bonds will contain provisions regarding acceleration and voting on future amendments, modifications and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the Notes or the Bonds may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding Notes or Bonds, as the case may be. See “Description of the Securities—Debt Securities—Default and Acceleration of Maturity,” “—Collective Action Securities” and “—Meetings and Amendments—Approval (Collective Action Securities)” in the accompanying prospectus.

Risk Factors Relating to Colombia

Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Colombia is a foreign state. As a result, it may not be possible for investors to effect service of process within their own jurisdiction upon Colombia or to enforce against Colombia judgments obtained in their own jurisdictions. See “Description of the Securities—Jurisdiction; Enforceability of Judgments” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

Investing in an emerging market country such as Colombia carries economic risks. These risks include economic instability that may affect Colombia’s economic results. Economic instability in Colombia and in other Latin American and emerging market countries has been caused by many different factors, including the following:

•	high interest rates;

•	changes in currency values;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls;

•	changes in economic or tax policies;

•	the imposition of trade barriers; and

•	internal security issues.

Any of these factors, as well as volatility in the markets for securities similar to the Notes and to the Bonds, may adversely affect the liquidity of, and trading markets for, the Notes and the Bonds. See “Forward-looking Statements” in the accompanying prospectus. For further information on internal security, see “Recent Developments—Republic of Colombia—Internal Security.”

An increase in Colombia’s debt-to-GDP ratio could increase the burden on Colombia’s ability to service its debt.

Colombia’s ratio of total net non-financial public sector debt to GDP increased from 48.5% in 2001 to 56.7% in 2002 but decreased to 53.9% in 2003 and further decreased to 49.2% in 2004. Colombia’s ratio of total net non-financial public sector debt to GDP stood at 45.8% on December 31, 2005, at 43.1% at December 31, 2006, and to 41.9% at June 30, 2007. Any increase in the non-financial public sector debt to GDP ratio could have an adverse effect on Colombia’s economy and ability to service its debt. See “Recent Developments—Public Sector Debt” in this prospectus supplement. See also “Recent Developments—Republic of Colombia” regarding a change in the principal indicator the Government will be using with respect to the public debt balance.

Colombia’s economy remains vulnerable to external shocks that could be caused by significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economic growth of any of Colombia’s major trading partners, such as the United States, could have a material adverse impact on Colombia’s balance of trade and adversely affect Colombia’s economic growth. The United States is Colombia’s largest export market. A decline in United States demand for imports could have a material adverse effect on Colombian exports and Colombia’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Colombia could be adversely affected by negative economic or financial developments in other emerging market countries. In the past, Colombia has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real and the 2001 Argentine financial crisis. Similar developments can be expected to affect the Colombian economy in the future.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Colombia. In addition, there can be no assurance that these events will not adversely affect Colombia’s economy and its ability to raise capital in the external debt markets in the future. See “Forward-looking Statements” in the accompanying prospectus.

Colombia’s credit ratings may be changed, suspended or withdrawn.

Colombia’s credit ratings are as follows:

•	Fitch: long-term issuer default rating of BB+ (Outlook Stable);

•	Standard & Poor’s: foreign currency credit rating of BB+ (Outlook Stable); and

•	Moody’s: long-term foreign currency bonds rating of Ba2 (Outlook Positive).

A Fitch “BB” rating indicates that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met. Securities rated in this category are not investment grade. A Fitch outlook indicates the direction in which a rating is likely to move over a one to two-year period. Outlooks may be Positive, Stable or Negative. A Positive or Negative outlook does not imply a rating change is inevitable. Similarly, a rating for which outlook is “Stable” could be upgraded or downgraded before an outlook moves to Positive or Negative if circumstances warrant such an action. On June 5, 2006, Fitch changed Colombia’s rating outlook from Stable to Positive. On June 21, 2007, Fitch upgraded Colombia’s long term foreign currency debt rating from BB to BB+ and changed its outlook from Positive to Stable.

A Standard & Poor’s “BB” rating indicates that an obligor is less vulnerable in the near term than other lower-rated obligors. However, it faces major ongoing uncertainties and exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitments. A Standard & Poor’s rating outlook assesses the potential direction of a long-term credit rating over the intermediate to longer term. In determining a rating outlook, consideration is given to any changes in the economic and/or fundamental business conditions. A Standard & Poor’s outlook of “positive” means that a rating may be raised; however, an outlook is not necessarily a precursor of a rating change. On February 22, 2006, Standard & Poor’s changed Colombia’s rating outlook from Stable to Positive. On March 5, 2007, Standard & Poor’s upgraded Colombia’s long term foreign currency debt rating from BB to BB+ and changed its outlook from Positive to Stable.

For Moody’s, obligations rated “Ba” are judged to have speculative elements and are subject to substantial credit risk. Moody’s appends numerical modifiers 1, 2 and 3 to each generic rating classification. The modifier 2 indicates a mid-range ranking in the Ba generic rating classification. Moody’s rating outlook is an opinion regarding the likely direction of a rating over the medium term. Where assigned, rating outlooks fall into the following four categories: Positive, Negative, Stable and Developing (contingent upon an event). On March 9, 2006, Moody’s changed Colombia’s ratings outlook from Negative to Stable and placed Colombia’s Baa2 domestic currency bond rating on review for potential downgrade. On May 24, 2006, Moody’s announced that it had upgraded the foreign currency country ceiling ratings of several countries, including Colombia, as a result of a revision of its rating methodology for assigning foreign currency country bond ceilings. Consequently, Colombia’s foreign currency country ceiling was upgraded to Ba1 from Ba2. On June 29, 2006, Moody’s downgraded Colombia’s domestic currency bond ratings to Baa3 from Baa2. On June 25, 2007, Moody’s changed its outlook from Stable to Positive.

Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Colombia’s current ratings and the rating outlooks currently assigned to Colombia are dependent upon economic conditions and other factors affecting credit risk that are outside the control of Colombia. Each rating should be evaluated independently of the others. Detailed explanations of the ratings may be obtained from the rating agencies. The information above was obtained from information available on the websites of the rating agencies.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Colombia has translated historical amounts into U.S. dollars (“U.S. dollars,” “dollars” or “U.S. $”) or pesos (“pesos,” “Colombian pesos” or “Ps.”) at historical average exchange rates for the period indicated. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus attached hereto. Colombia is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the Notes and the Bonds and for Luxembourg listing purposes.

Responsibility Statement

Colombia, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the attached prospectus dated March 23, 2007) is, to the best of Colombia’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Colombia accepts responsibility accordingly.

INCORPORATION BY REFERENCE

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Colombia can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement from the date Colombia files that document. Except for the purposes of the Prospectus Directive, any reports filed by Colombia with the SEC after the date of this prospectus supplement and before the date that the offering of the Notes and the Bonds by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Exhibit D to Colombia’s annual report on Form 18-K for the year ended December 31, 2006, filed with the SEC on September 5, 2007, is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of the above document (including only the exhibits that are specifically incorporated by reference in it). Requests for such document should be directed to:

Dirección General de Crédito Público y Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 7a, No. 6-45, Piso 8

Bogotá D.C., Colombia

Telephone: 57-1-350-7422

Fax: 57-1-350-6651

You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent and transfer agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

TABLE OF REFERENCES

For purposes of Commission Regulation (EC) No. 809/2004, any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2006

Annex XVI, 3.1: Issuer’s position within the governmental framework	“Republic of Colombia—Government and Political Parties” on pages D-6 to D-8 of Exhibit D

Annex XVI, 3.2: Geographic location and legal form of the issuer	“Republic of Colombia—Geography and Population” and “—Government and Political Parties” on pages D-6 to D-8 of Exhibit D

Annex XVI, 3.3: Recent events relevant to the issuer’s solvency	“Introduction” on pages D-3 to D-5 of Exhibit D, “Republic of Colombia—Internal Security” on pages D-8 to D-11 of Exhibit D and “Recent Developments” beginning on page S-16 of the prospectus supplement

Annex XVI, 3.4(a): Structure of the issuer’s economy	“Economy—Principal Sectors of the Economy”, “—Infrastructure Development”, “—Role of the State in the Economy; Privatization”, “—Environment”, “—Employment and Labor”, and “—Poverty” on pages D-15 to D-39 of Exhibit D and “Monetary System” on pages D-53 to D-62 of Exhibit D

Annex XVI, 3.4(b): Gross domestic product	“Economy—Gross Domestic Product” on pages D-15 to D-19 of Exhibit D

Annex XVI, 3.5: Colombia’s political system and government	“Republic of Colombia—Government and Political Parties” on pages D-6 to D-8 of Exhibit D

Annex XVI, 4(a): Tax and budgetary systems of the issuer	“Public Sector Finance—General”, “—Public Sector Accounts” and “—2007 Budget” on pages D-63 to D-69 of Exhibit D

Annex XVI, 4(b): Gross public debt of the issuer	“Public Sector Debt” and “Tables and Supplementary Information” on pages D-72 to D-81 of Exhibit D

Annex XVI, 4(c): Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-40 to D-52 of Exhibit D

Annex XVI, 4(d): Foreign exchange reserves	“Monetary System—Foreign Exchange Rates and International Reserves” on pages D-59 to D-62 of Exhibit D

Annex XVI, 4(e): Financial position and resources	“Foreign Trade and Balance of Payments” on pages D-40 to D-52 of Exhibit D and “Public Sector Finance—General”, “—Public Sector Accounts” and “—2007 Budget” on pages D-63 to D-69 of Exhibit D

Annex XVI, 4(f): Income and expenditure figures and 2007 budget	“Public Sector Finance—Public Sector Accounts” and “—2007 Budget” on pages D-63 to D-69 of Exhibit D

USE OF PROCEEDS

The net proceeds of the sale of the Notes, excluding accrued interest, will be approximately U.S. $709,670,000, after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $130,000).

The net proceeds of the sale of the Bonds, excluding accrued interest, will be approximately U.S. $383,530,000, after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $70,000).

Colombia will use the proceeds of the sale of the Notes and the Bonds for general budgetary purposes of fiscal year 2008.

RECENT DEVELOPMENTS

This section provides information that supplements the information about Colombia contained in Colombia’s Annual Report on Form 18-K for its fiscal year ended December 31, 2006, filed with the SEC on September 5, 2007, as amended and as it may be further amended from time to time. To the extent the information in this section is inconsistent with the information contained in the Annual Report, as amended to date, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report.

Republic of Colombia

According to preliminary figures, Colombia’s ratio of total net non-financial public sector debt to gross domestic product (“GDP”) decreased from 45.8% at December 31, 2005 to 43.1% at December 31, 2006, and was 41.9% at June 30, 2007.

In 2005, the Government revised the principal indicator it would be using as a basis for the Government’s projections regarding fiscal deficit, primary balance and public debt balance. The new principal indicator is the total debt net of external financial assets, which is calculated by subtracting the amount of external assets owned by the National Treasury, the Oil Stabilization and Savings Fund and the other decentralized entities from the total net non-financial public sector debt figure. The ratio of total debt net of external financial assets to GDP as so calculated was 42.5% at December 31, 2005, 38.9% at December 31, 2006, and decreased to 37.7% at June 30, 2007.

The dynamics of the economic growth, fiscal adjustments and privatizations, as well as the active liability management carried out by Government in the local and international markets during recent years have contributed to a reduction of the overall debt of the Republic as a percentage of GDP. Although the Colombian government expects to keep this ratio on a continuous downward trend in the following years, no assurance can be given that this goal will be achieved.

The Minister of Finance is Oscar Ivan Zuluaga, who took office in March 2007.

Internal security

The Government announced that for 2006, homicides, automobile theft and kidnapping declined by 4.6%, 7.1%, and 14.1%, respectively, as compared to 2005. On the other hand, incidents of terrorism rose by 5.7% compared to 2005. For the twelve-month period ended November 30, 2007, homicides, automobile theft, kidnapping and incidents of terrorism decreased by 0.3%, 10.9%, 27.0% and 41.6%, respectively, compared to the corresponding period in 2006.

Five divisions of unauthorized paramilitary organizations were dismantled in November and December 2004 under a demobilization plan developed by the Government. The demobilization plan is the result of the Santa Fe de Ralito Agreement that was signed between these paramilitary organizations and the Government on July 23, 2003 and ratified on October 7, 2004, through a public announcement called the “Acto de Fe por la Paz.” At December 31, 2006, 31,687 members of paramilitary groups had been reintegrated into civil society. Furthermore, since the start of the Uribe administration through December 31, 2006, 42,951 members of illegal armed groups, including paramilitary organizations, had been demobilized.

Juan Manuel Santos was appointed as Defense Minister by President Uribe and took office on August 7, 2006.

In May 2007, the Government announced that approximately 200 members of the Fuerzas Armadas Revolucionarias de Colombia (FARC) sentenced and imprisoned in various jails throughout the country would be released, as provided in the current Justice and Peace Law, as a unilateral act of the Government and positive step toward securing the release of certain nationals and foreigners kidnapped by the FARC. In June 2007, 150 members of the FARC were released by the Government, including Rodrigo Granda, one of the higher ranked combatants captured by the Government. The FARC, however, did not reciprocate and instead insisted on negotiating the terms of an exchange of prisoners within the framework of a demilitarized zone.

On August 31, 2007, President Uribe accepted the offer by Venezuelan President Hugo Chávez Frías to mediate in negotiations for the release of certain hostages for guerrillas. On November 21, 2007, the Government decided to withdraw support for the mediation by President Chavez, citing a breach of protocol. On December 26, 2007, however, the Government again authorized President Chavez to mediate in the negotiations and approved a plan to liberate three hostages held by the FARC, with the assistance of the International Red Cross and under the observation of delegations from Argentina, Brazil, Bolivia, Cuba, Ecuador, France and Switzerland. The liberation was to occur before year-end 2007 but had not taken place as of January 7, 2008.

Internal security issues continue to be a leading challenge faced by Colombia. There can be no assurance that the decrease in criminal activity will continue in the future.

Economy

Gross domestic product

According to preliminary figures, real GDP grew approximately 6.8% in 2006 and approximately 6.6% for the third quarter of 2007 as compared with the third quarter of 2006. During 2006, the sectors that experienced the largest increases in real growth were construction, which grew by 14.6%, and retail, restaurants and hotels, which grew by 11.1%. During the third quarter of 2007, the sectors that experienced the largest real growth increase were transportation, storage and communications (10.9%), retail, restaurants and hotels (9.9%) and manufacturing industry (8.9%).

The Government currently estimates that real GDP growth for 2007 will be approximately 6.5%, although no assurance can be given that this projection will be reached.

Employment and labor

The following table presents monthly average rates of unemployment in urban areas for January 2004 through November 2007, according to the most recent methodology adopted by the National Administrative Department of Statistics (“DANE”).

Monthly Unemployment Rates for the

13 Largest Urban Areas(1)

	2004	2005	2006	2007
January	18.1%	16.1%	16.0%	14.4%
February	17.1	16.1	14.2	12.8
March	16.2	15.1	12.2	12.6
April	16.9	14.5	12.7	11.6
May	14.8	13.9	13.1	11.4
June	15.8	14.0	12.5	11.7
July	15.3	14.1	13.1	11.3
August	15.0	13.8	12.7	11.1
September	14.9	13.5	12.8	10.6
October	14.1	12.1	12.7	10.3
November	13.9	12.1	11.3	9.0
December	13.0	12.2	12.8

(1)	Statistics for the cities and metropolitan areas of Bogotá, Medellín, Cali, Barranquilla, Bucaramanga, Manizales, Pasto, Pereira, Cúcuta, Ibagué, Montería, Cartagena and Villavicencio.

Source: DANE.

Foreign Trade and Balance of Payments

Balance of payments

According to preliminary figures, Colombia’s current account registered a deficit of U.S. $4,297 million for the first nine months of 2007, compared to a deficit of U.S. $2,149 million for the same period in 2006. For 2006, the current account deficit was U.S. $3,057 million, compared to a U.S. $1,881 million deficit in 2005. Increases in current account deficits in the periods indicated are due to (i) increase in domestic demand resulting in greater levels of imported goods as well as imports related to increases in production capacity in the country and (ii) the stimulus for greater levels of imports caused by the strengthening peso. For the first nine months of 2007, the capital account registered a U.S. $8,972 million surplus, compared to a U.S. $1,423 million surplus for the same period in 2006, reflecting an increase in foreign direct investment in the country. The capital account surplus totaled U.S. $2,799 million for 2006, compared with a U.S. $3,230 million capital account surplus for 2005.

The following table presents preliminary balance of payments figures for the periods indicated:

Balance of Payments(1)

	For the Year Ended 2005(2)		For the Year Ended 2006(2)		For the first nine months of 2006(2)		For the first nine months of 2007(2)
	(in millions of U.S. dollars)
Current Account
Exports (FOB)
Oil and its Derivatives	U.S. $	5,559	U.S. $	6,328	U.S. $	4,928	U.S. $	4,947
Coffee		1,471		1,461		1,051		1,212
Coal		2,598		2,913		2,042		2,663
Nickel		738		1,107		688		1,257
Gold and emeralds(3)		589		371		303		303
Nontraditional(4)		9,863		11,749		8,535		10,301

Total Exports		20,818		23,930		17,547		20,683
Imports (FOB)
Consumer Goods		3,530		4,707		3,320		4,341
Intermediate Goods		8,629		10,522		7,697		9,386
Capital Goods		7,271		8,748		6,300		7,993

Total Imports (FOB)		19,431		23,976		17,317		21,720
Special Trade Operations (Net)(5)		208		368		194		125
Trade Balance		1,595		322		424		(912)
Services (Net)(6)
Inflow		2,664		3,373		2,399		2,588
Outflow		4,766		5,493		3,933		4,374

		(2,102)		(2,120)		(1,535)		(1,786)
Income (Net)(7)
Inflow		1,074		1,525		1,071		1,403
Outflow		6,531		7,528		5,597		6,742

		(5,546)		(6,003)		(4,526)		(5,340)
Transfers (Net)		4,082		4,743		3,488		3,740

Total Current Account		(1,881)		(3,057)		(2,149)		(4,297)
Capital Account
Foreign Direct Investment (Net)(8)		5,578		5,365		3,634		6,483
Portfolio Investment (Net)(9)		(1,742)		(2,430)		(2,133)		1,201
Loans (Net)(10)		(1,400)		245		(167)		1,486
Commercial Credits (Net)		75		388		(21)		359
Leasing (Net)(10)		105		55		86		0
Other (Net)(10)		662		28		70		(526)
Other Long Term Financing		(48)		(47)		(46)		(31)
Special Capital Flows (Net)(11)		0		0		0		0

Total Capital Account		3,230		2,799		1,423		8,972
Errors and Omissions		380		280		456		(104)

Change in Gross International Reserves	U.S. $	1,729	U.S. $	23	U.S. $	(269)	U.S. $	4,570

Totals may differ due to rounding.

(1)	Figures for all periods calculated according to the recommendations contained in the 5th edition of the IMF’s Balance of Payments Manual.
(2)	Preliminary.
(3)	Includes gold exports made by private agents (including an estimate of contraband gold transactions).
(4)	Nontraditional exports consist of products other than oil and its derivatives, coffee, coal, nickel, gold and emeralds.
(5)	Principally goods acquired by ships in ports and foreign trade in free trade zones.
(6)	Includes non-financial services, such as transportation, travel, telecommunications, postal, construction, insurance, information, personal and government services, as well as commissions paid by the public and private sector on financial services relating to managing external debt.
(7)	Includes financial services and inflows and outflows related to payments for and costs of labor and capital. Financial service outflows include interest payments on private and public external debt and securities, dividend remittances abroad, salaries received by Colombian citizens abroad and interest earnings on assets held by Colombian residents abroad.
(8)	Foreign direct investment in Colombia less Colombian direct investment abroad (outflows). Includes long-term and short-term foreign direct investment.
(9)	Portfolio investment in Colombia less Colombian portfolio investment abroad (outflows). Includes long-term and short-term portfolio investment flows.
(10)	Includes long-term and short-term flows.
(11)	As calculated with the new balance of payments methodology, these amounts are not substantial enough to be material. Excludes portfolio investment flows.

Source: Banco de la República—Economic Studies.

Monetary System

Financial Sector

At November 30, 2007, Colombia’s financial sector had a total gross loan portfolio of Ps. 111.8 trillion, compared to Ps. 88.2 trillion at November 30, 2006. Past-due loans amounted to Ps. 3.8 trillion at November 30, 2007, as compared to Ps. 2.4 trillion at November 30, 2006. Past due loans increased by 55.9% from November 30, 2006 to November 30, 2007. Provisions covering past-due loans decreased from 146.5% at November 30, 2006 to 124.3% at November 30, 2007. The aggregate net technical capital (or solvency ratio) of Colombian banks increased from 12.1% of risk-weighted assets at November 30, 2006, to 12.5% at November 30, 2007. The change in the solvency ratio is a product of an increase in technical capital from Ps. 13.0 trillion at November 30, 2006 to Ps. 16.3 trillion at November 30, 2007.

The following table shows the results of the financial sector as of, and for the eleven-month period ended November 30, 2007:

Selected Financial Sector Indicators

(in millions of pesos as of, and for the eleven-month period ended November 30, 2007)

	Assets	Liabilities	Net Worth	Earnings/(Losses)
Private Sector Institutions(1)	Ps.173,666,609	Ps.152,736,150	Ps.20,930,458	Ps.3,399,346
Public Sector Institutions	10,060,121	9,369,124	690,998	248,921
Special State-Owned Institutions(2)	30,100,578	23,698,035	6,402,543	509,114

Total(3)	Ps.183,726,730	Ps.162,105,274	Ps.21,621,456	Ps.3,648,267

Totals	may differ due to rounding.
(1)	Includes cooperatives
(2)	Includes Special Financing Institutions but not Banco de la República.
(3)	Special State-Owned Institutions are not included in the total according to a new methodology adopted in 2005.

Source:	Financial Superintendency.

Interest rates and inflation

The average short-term composite reference rate (depósitos a término fijo, or “DTF”) increased to 9.0% in December 2007 from 6.8% in December 2006. The average DTF increased from 6.8% in December 2006, as compared to 6.3% in December 2005.

Consumer inflation (as measured by the change in the consumer price index, or “CPI”) at December 31, 2007 as compared to December 31, 2006 was 5.7%. The CPI for 2006 was 4.5%, as compared to 4.9% in 2005.

Producer price inflation (as measured by the change in the producer price index, or “PPI”) at December 31, 2007 as compared to December 31, 2006 was 1.3%. The PPI for 2006 was 5.6%, as compared to 2.1% for 2005.

The following table sets forth changes in the consumer price index (CPI), the producer price index (PPI) and average 90-day deposit rates (DTF) for the periods indicated.

Inflation and Interest Rates

	Consumer Price Index (CPI)(1)	Producer Price Index (PPI)(1)	Short-term reference rate (DTF)(2)
2005
January	5.4	4.4	7.7
February	5.3	4.3	7.4
March	5.0	4.9	7.3
April	5.0	4.2	7.3
May	5.0	3.0	7.2
June	4.8	2.6	7.2
July	4.9	3.0	7.1
August	4.9	2.9	7.0
September	5.0	2.2	6.8
October	5.3	2.2	6.5
November	5.1	1.8	6.4
December	4.9	2.1	6.3

2006
January	4.6	2.3	6.1
February	4.2	1.7	6.0
March	4.1	1.4	6.0
April	4.1	3.3	5.9
May	4.0	4.0	6.0
June	3.9	4.8	6.1
July	4.3	5.3	6.5
August	4.7	5.3	6.4
September	4.6	6.0	6.4
October	4.2	5.3	6.4
November	4.3	5.2	6.7
December	4.5	5.6	6.8

2007
January	4.7	5.0	6.8
February	5.3	4.9	6.8
March	5.8	4.2	7.5
April	6.3	2.3	7.5
May	6.2	0.6	7.6
June	6.0	-1.0	8.0
July	5.8	-1.8	8.3
August	5.2	-1.6	8.5
September	5.0	-0.9	8.9
October	5.2	-0.6	8.6
November	5.4	0.4	8.7
December	5.7	1.3	9.0

(1)	Percentage change over the previous twelve months at the end of each month indicated.

(2)	Average for each month of the short-term composite reference rate (depósitos a término fijo), as calculated by the Financial Superintendency.

Sources:	DANE and Banco de la República.

Foreign exchange rates and international reserves

Exchange rates. On January 2, 2008, the Representative Market Rate published by the Financial Superintendency for the payment of obligations denominated in U.S. dollars was Ps. 2,014.76 = U.S. $1.00, as compared to Ps. 2,238.79 = U.S. $1.00 on January 2, 2007. For 2007, the Representative Market Rate reached a high of Ps. 2,261.22 = U.S. $1.00 on January 30, 2007 and a low of Ps. 1,877.88 = U.S. $1.00 on June 6, 2007. For 2006, the Representative Market Rate reached a high of Ps. 2,634.06 = U.S. $1.00 on June 29, 2006 and a low of Ps. 2,225.44 = U.S. $1.00 on December 27, 2006.

International reserves. At October 31, 2007, net international reserves were U.S. $20.7 billion. Net international reserves increased from U.S. $14.9 billion at December 31, 2005 to U.S. $15.4 billion at December 31, 2006. Between January and April 2007, Banco de la República bought a total of U.S. $4,527.4 million from the market in order to control peso appreciation. Since April 2007, however, Banco de la República has not intervened in the foreign exchange market except for normal volatility control measures. In November 2007, Banco de la República sold to the market U.S. $12.5 million in its intervention to control volatility, as compared to U.S. $117.7 million bought in November 2006.

As established by Decree No. 4646 of 2006 and according to the technical criteria established by Resolution No. 137 of January 27, 2007, which refers to the administration of excess liquidity, the General Directorate of Public Credit and the National Treasury is allowed to perform, among other measures, derivatives operations that consist of swaps and forwards over foreign exchange.

As of December 31, 2007, the General Directorate of Public Credit and the National Treasury had no outstanding net bought position in forward contracts.

Appreciation of the Peso and measures taken by the Government

Since September 2006, the peso has appreciated significantly against the U.S. dollar. For the first four months of 2007, the peso appreciated against the U.S. dollar by 6.01%. As the peso appreciated against the U.S. dollar, Banco de la República intervened in the foreign exchange markets to control currency appreciation. During the first four months of 2007, however, inflation, as measured by the CPI, reached 4.1%. Concerned that the inflation target of between 3.5% and 4.5% for full year 2007 might not be attainable, Banco de la República made a series of increases in overnight interest rates from 8.25% on March 23, 2007 to 9.50% on November 23, 2007.

On May 6, 2007, Banco de la República introduced a new package of measures that are intended to tighten monetary policy and control the strengthening of the peso. The package included: (i) an increase in the reserve requirement on current accounts from 13% to 27%, on savings accounts from 6% to 12.5% and on time deposits up to eighteen months from 2.5% to 5% (although the reserve requirement would only apply to accounts and deposits in excess of the level that banks had as of May 4, 2007, and Banco de la República will not pay any interest on the new reserve requirement); (ii) the establishment of a 40% reserve requirement on any disbursement of external loans for private sector borrowers as well as public sector entities (including the central government) for a six-month period at Banco de la República with no interest; and (iii) the establishment of a ceiling for financial sector institutions’ derivatives operations of 500% of their technical equity. “Technical equity” refers to the sum of the most easily realizable equity accounts of a financial institution that is calculated to evaluate the strength of such institution and its capacity to respond to financial difficulties.

On May 23, 2007, the Ministry of Finance announced through Decree 1801 an additional measure to control the inflow of short-term portfolio investments. The measure included the requirement of a 40% deposit at Banco de la República for short-term portfolio investments for a period of six months with no interest payable.

On November 23, 2007, Banco de la República modified certain aspects of the capital control regime through Resolution 18 of 2007. Under External Resolution 18, the requirement of a 40% deposit to be made for external borrowing was relaxed in two ways: (i) the deposit can be made in Colombian pesos or U.S. dollars, at the election of the borrower, and (ii) the penalties for withdrawal of funds before the six-month maturity period were reduced.

Similarly, on December 14, 2007, the Government also decided to modify the capital control regime applicable to foreign portfolio investment through Decree 4814. Under Decree 4814, (i) the deposit can be made in Colombian pesos or U.S. dollars, (ii) the penalties for withdrawal of funds before the six-month maturity period were reduced, and (iii) investments made in shares issued in primary offerings are excluded from such deposit.

Public Sector Finance

General

For the year ended December 31, 2006, Colombia’s fiscal deficit increased to 0.4% of GDP, compared to a zero deficit in 2005. The principal public sector finance statistics for 2007 and 2008 are as follows:

Principal Public Sector Finances Statistics (% of GDP)

	Budget 2007(1)	Actual Budget 2007(2)(3)	Budget 2008(4)
Non-financial Public Sector Balance	(1.9)%	(1.0)%	(1.7)%
Central Government	(5.0)	(3.3)	(3.3)
Other Public Sector Entities	3.1	2.3	1.6
Central Bank Balance	0.4	0.5	0.3
Fogafín Balance	0.2	0.2	0.2
Financial Sector Restructuring Costs	(0.3)	(0.3)	(0.3)
Statistical Discrepancies	(0.0)	0.0	0.0
Consolidated Public Sector Balance	(1.7)	(0.7)	(1.4)

Totals	may differ due to rounding.
(1)	Figures included in 2007 Financial Plan under June 2006 CONFIS document 05/2006.
(2)	Figures calculated by CONFIS as of September 2007 in connection with the release of the Financial Plan 2008.
(3)	Preliminary figures.
(4)	Assumptions in the 2008 Financial Plan under CONFIS document 08/2007, as of September 2007, include Ps. 378,804 trillion Nominal GDP; 5.0% Real GDP growth; 4.0% Inflation; (0.4) % Real Devaluation; and U.S. $68.3 export price of oil (Cusiana).

The following table shows the principal budget assumptions for 2007 and 2008 revised as of November 22, 2007.

Principal 2007 and 2008 Budget Assumptions Revised as of November 22, 2007(1)

	2007 Budget Assumptions	2008 Budget Assumptions
Gross Domestic Product
Nominal GDP (billion pesos)	Ps.350,463	Ps.378,804

Real GDP Growth	6.5%	5.0%
Inflation
Domestic Inflation (producer price index)(2)	1.0%	4.0%
Domestic Inflation (consumer price index)	5.0%	4.0%
External Inflation(3)	6.5%	5.0%
Real Devaluation (average)	0.6%	(0.4)%
Interest Rates
Prime (United States)	8.1%	7.4%
LIBOR (six month)	5.2%	4.4%
Export Prices
Coffee (ex-dock) ($/lb.)	1.21	1.03
Oil ($/barrel) (Cusiana)	58.99	68.33
Coal ($/ton)	53.16	50.50
Ferronickel ($/lb.)	6.04	4.31

(1)	Figures correspond to statistics released by the Ministry of Finance and Public Credit only to public entities in Colombia.
(2)	End of period. Calculated using a projected change in the producer price index.
(3)	“External Inflation” means the weighted average inflation for Colombia’s major trading partners. As of July 2007, the following are the weights assigned to each of Colombia’s major trading partners: United States (44.0%), Venezuela (11.3%), Ecuador (4.5%), Mexico (4.6%), Brazil (3.7%), Germany (3.3%), Peru (3.1%), Switzerland (3.4%), Panama (2.9%), Japan (3.0%), Spain (2.1%), Italy (2.1%), The Netherlands (2.2%), Chile (2.1%), United Kingdom (1.6%), Canada (1.7%), France (1.7%), Belgium (1.3%), Argentina (0.8%) and Sweden (0.8%). For the first three quarters of 2007, Colombia’s main export destinations (and corresponding percentage of total exports) were: United States (35.2%), Venezuela (15.3%), Ecuador (4.4%), Switzerland (3.2%), Peru (2.8%), The Netherlands (2.7%), Dominican Republic (2.1%), Spain (2.0%), Italy (2.0%), Mexico (1.7%), Germany (1.7%), United Kingdom (1.4%), Belgium (1.4%), Japan (1.4%) , Brazil (1.3%), Chile (1.2%) and France (1.2%). For the first three quarters of 2007, Colombia’s main import origins (and corresponding percentage of total imports) were: United States (25.9%), China (10.0%), Mexico (9.5%), Brazil (7.3%), Venezuela (4.4%), Japan (3.8%), Germany (3.7%), South Korea (2.7%), Ecuador (2.3%), Argentina (2.2%), Chile (2.0%), Peru (1.9%), Canada (1.9%), Italy (1.6%), France (1.5%), India (1.5%), Spain (1.4%), Switzerland (1.0%) and Taiwan (1.0%).

The figures set forth above represent Colombia’s forecast with respect to the Colombian economy during 2007 and 2008. While the Government believes that these assumptions and targets were reasonable when made, some are beyond the control or significant influence of the Government, and actual outcomes will depend on future events. Accordingly, no assurance can be given that economic results will not differ materially from the figures set forth above.

IMF program

Effective May 2005, the Executive Board of the IMF approved a new 18-month, SDR 405 million (U.S. $ 613 million) Stand-By Arrangement to support Colombia’s economic program through November 2006.

In July 2005, the IMF mission completed its first review under the new Stand-By Arrangement. At the conclusion of the review, the IMF and Colombia agreed to a lower target combined public sector deficit for 2005 of between 1.5% to 2.0% of GDP, compared with an original target of 2.5% of GDP. The lower target combined public sector deficit for 2005 takes into account the effects of higher oil export prices, increased tax revenues, a higher revenue from imports tariffs, and reduced interest costs. For 2006, the target combined public sector deficit was 1.5% of GDP, assuming a conservative export price of oil. Completion of the review made an amount equivalent to SDR 42.3 million (approximately U.S. $ 61.0 million) immediately available to Colombia, in addition to SDR 193.5 million (approximately U.S. $ 278.9 million) made available initially upon the program’s approval. The Stand-By Arrangement expired in November 2006 without having been drawn upon, and Colombia determined that, in view of its economic and financial position, it was not necessary to renew the arrangement.

Privatization

On February 26, 2007, the Government authorized the sale of 19.2% of the shares in Isagen S.A. ESP, a stated-owned public utility company engaged in the generation and sale of electricity. On August 3, 2007, the Government announced that it had completed the sale of those shares to the public for Ps. 592.1 billion. Following the sale, the Government owns 57.7% of Isagen’s outstanding shares.

On July 25, 2007, the Government announced a public offering of 20% of the shares of Ecopetrol S.A., a petroleum company that is Colombia’s largest company and largest state-owned company. The newly issued shares were offered from August 27, 2007 through September 25, 2007, to active employees, pension funds, cooperatives, mutual funds and Colombian citizens. On September 25, 2007, Ecopetrol received Ps. 5.7 trillion for all the offered shares. The proceeds from the sale will be used to invest in exploration, exploitation of hydrocarbons, and modernization and development of biofuels.

Public Sector Debt

Public sector internal debt

As of December 31, 2006, Central Government’s total direct internal funded debt (with an original maturity of one year or more) was Ps. 103.7 trillion, compared to Ps. 96.6 trillion at December 31, 2005. The following table shows the direct internal funded debt of the Central Government at November 30, 2007 by type:

Central Government: Internal Public Funded Debt—Direct Funded Debt(1)

At November 30, 2007 (in millions of pesos)
Treasury Bonds	Ps.85,561,505
Pension Bonds	8,136,025
Fogafin Bonds	1,746,226
Law 546 Bonds(2)	1,054,452
TRD	3,896,039
Peace Bonds	742,415
Constant Value Bonds	1,666,883
Banco Agrario	549,240
Others(3)	221,433
Security Bonds	6,042

Total	Ps.103,712,327

Total	may differ due to rounding.
(1)	Debt with an original maturity of one year or more.
(2)	Includes Law 546 and debt reduction bonds.
(3)	Includes other assumed debt.

Source:	Deputy Director of Risk—Ministry of Finance and Public Credit.

During 2006, the Government carried out several debt management transactions in the local market with the following objectives: improving the profile of the domestic yield curve; taking advantage of attractive interest rate levels; and reducing the outstanding number of bonds in the domestic yield curve to create liquid benchmarks.

In May 2007, the Government exchanged fixed rate TES and UVR bonds with maturities between 2008 and 2012 for fixed rate TES bonds with maturities in 2009, 2010, 2015 and 2020 and UVR bonds with maturities in 2010 and 2023, in an aggregate amount of Ps. 2.3 trillion.

On September 5, 2007, the government prepaid TES bonds maturing on November 9, 2007, for a total amount of Ps. 885 billion. The transaction was conducted through an auction and allowed the Government to reduce the debt service by approximately. Ps. 14 billion.

Public sector external debt

The following tables show the total external funded debt of the public sector (with an original maturity of one year or more) by type and by creditor.

Public Sector External Funded Debt by Type(1)

	At December 31, 2006		At June 30, 2007
	(in millions of U.S. dollars)		(in millions of U.S. dollars)
Central Government	U.S. $	23,487	U.S. $	23,515
Public Entities(2)
Guaranteed		1,872		1,804
Non-Guaranteed		605		706

Total External Funded Debt	U.S. $	25,963	U.S. $	26,026

1.	Provisional. Subject to revision. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates at December 31, 2006 and June 30, 2007, respectively. Medium and long term indebtedness. Excludes debt with resident financial institutions.
2.	Includes Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial entities. Banco de Colombia is not included because it was privatized in 1994.

Source:	Debt Database Ministry of Finance and Public Credit.

Public Sector External Funded Debt by Creditor(1)

	At December 31, 2006		At June 30, 2007
	(in millions of U.S. dollars)		(in millions of U.S. dollars)
Multilaterals	U.S. $	10,559	U.S. $	10,683
IADB		4,442		4,498
World Bank		4,582		4,666
Others		1,556		1,519
Commercial Banks		1,064		1,122
Export Credit Institutions		332		299
Bonds		13,739		13,672
Foreign Governments		208		199
Suppliers		61		51

Total	U.S. $	25,963	U.S. $	26,026

Total	may differ due to rounding.
(1)	Provisional. Subject to revision. Debt with an original maturity of one year or more. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates at December 31, 2006 and June 30, 2007, respectively. Excludes debt with resident financial institutions.

Source:	Debt Registry Office-Ministry of Finance.

DESCRIPTION OF THE NOTES AND THE BONDS

This prospectus supplement describes the terms of the Notes and the Bonds in greater detail than the prospectus and may provide information that differs from the prospectus. If the information in this prospectus supplement differs from the prospectus, you should rely on the information in this prospectus supplement.

Colombia will issue the Notes and the Bonds under the fiscal agency agreement, dated as of September 28, 1994, as amended as of January 21, 2004, between Colombia and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent. The information contained in this section and in the prospectus summarizes some of the terms of the Notes and the Bonds and the fiscal agency agreement. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the Notes and the Bonds. Therefore, you should read the fiscal agency agreement and the form of the Notes and the Bonds in making your investment decision. Colombia has filed or will file copies of these documents with the Securities and Exchange Commission and will also file copies of these documents at the offices of the fiscal agent and the paying agents.

General Terms of the Notes and the Bonds

The Notes initially offered on the date of this prospectus supplement will:

•

constitute a further issuance of, and will form a single series with, the outstanding U.S. $1,000,000,000 aggregate principal amount of Colombia’s 7.375% Notes due 2017 that were previously issued on July 27, 2006 and will be fully fungible with the Notes;

•	be issued on January 15, 2008 in an aggregate principal amount of U.S. $650,000,000;

•	mature at par on January 27, 2017;

•	bear interest at 7.375% per annum, accruing from July 27, 2007;

•

pay interest in U.S. dollars on January 27 and July 27 of each year. The first interest payment will be made on January 27, 2008. Interest will be computed on the basis of a 360-day year of twelve 30-day months; and

•	pay interest to persons in whose names the Notes are registered at the close of business on the January 12 or July 12, as the case may be, next preceding each payment date.

The Bonds initially offered on the date of this prospectus supplement will:

•

constitute a further issuance of, and will form a single series with, the outstanding U.S. $1,000,000,000 aggregate principal amount of Colombia’s 7 3/8% Bonds due 2037 that were previously issued on September 19, 2006 and the outstanding U.S. $468,400,000 aggregate principal amount of Colombia’s 7 3/8% Bonds due 2037 that were previously issued on November 8, 2006, and will be fully fungible with the outstanding Bonds;

•	be issued on January 15, 2008 in an aggregate principal amount of U.S. $350,000,000;

•	mature at par on September 18, 2037;

•	bear interest at 7 3/8% per annum, accruing from September 18, 2007;

•

pay interest in U.S. dollars on March 18 and September 18 of each year. The first interest payment will be made on March 18, 2008. Interest will be computed on the basis of a 360-day year of twelve 30-day months; and

•	pay interest to persons in whose names the Bonds are registered at the close of business on the March 3 or September 3, as the case may be, next preceding each payment date.

The Notes and the Bonds initially offered on the date of this prospectus supplement will:

•	be issued in denominations of U.S. $100,000 and integral multiples of U.S. $1,000 in excess thereof;

•	constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia backed by the full faith and credit of Colombia;

•	be equal in right of payment with all of Colombia’s present and future unsecured and unsubordinated external indebtedness;

•	be represented by one or more global securities in fully registered form only, without coupons;

•

be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank S.A./N.V., as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”);

•	be available in definitive, certificated form only under certain limited circumstances; and

•	not be redeemable before maturity and not be entitled to the benefit of any sinking fund.

The public offering price for the Notes is 109.500%, and the resulting yield to maturity (calculated on a semi-annual basis) is 5.997%. The yield is calculated on a 30/360 semi-annual basis on the issue date on the basis of the public offering price. It is not an indication of future yield.

The public offering price for the Bonds is 110.000%, and the resulting yield to maturity (calculated on a semi-annual basis) is 6.601%. The yield is calculated on a 30/360 semi-annual basis on the issue date on the basis of the public offering price. It is not an indication of future yield.

Payment of Principal and Interest

Colombia will make payments of principal of and interest on the Notes and the Bonds represented by global securities by wire transfer of U.S. dollars to DTC or to its nominee as the registered holder of the Notes and the Bonds, which will receive the funds for distribution to the owners of beneficial interests in the Notes and the Bonds. Colombia has been informed by DTC that the owners will be paid in accordance with the procedures of DTC and its participants. Neither Colombia nor the paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.

If the Notes or the Bonds are issued in definitive, certificated form, Colombia will make its interest and principal payments to you, if you are the person in whose name the certificated Notes or the Bonds, as the case may be, are registered, by wire transfer if:

•	you own at least U.S. $1,000,000 aggregate principal amount of any of the series of the Notes or of the series of the Bonds, as the case may be; and

•

not less than 15 days before the payment date, you notify the fiscal agent or any paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;

OR

•	Colombia is making such payments at maturity; and

•

you surrender the certificated Notes or Bonds, as the case may be, at the corporate trust office of the fiscal agent or at the offices of one of the other paying agents that Colombia appoints pursuant to the fiscal agency agreement.

If Colombia does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail a check on or before the due date for the payment. The check will be mailed to you at your address as it appears on the security register maintained by the fiscal agent on the applicable record date. If you hold your Notes or Bonds through DTC, the check will be mailed to DTC, as the registered owner.

If any date for an interest or principal payment is a day on which the law (or an executive order) at the place of payment permits or requires banking institutions to close, Colombia will make the payment on the next following banking day at such place. Colombia will treat those payments as if they were made on the due date, and no interest on the Notes or the Bonds will accrue as a result of the delay in payment.

Paying Agents and Transfer Agents

Until all of the Notes and the Bonds are paid, Colombia will maintain a paying agent in The City of New York. Colombia has initially appointed The Bank of New York to serve as its paying agent. In addition, Colombia will maintain a paying agent and a transfer agent in Luxembourg where the Notes or the Bonds can be presented for transfer or exchange for so long as any of the Notes or the Bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require. Colombia has initially appointed The Bank of New York (Luxembourg) S.A. to serve as its Luxembourg paying agent and transfer agent. You can contact the paying agents and transfer agents at the addresses listed on the inside back cover of this prospectus supplement.

Notices

Colombia will mail any notices to the holders of the Notes or the Bonds at the addresses appearing in the security register maintained by the fiscal agent. Colombia will consider a notice to be given at the time it is mailed. So long as the Notes or the Bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, Colombia will also publish notices to the holders in a leading newspaper having general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu is not practicable, Colombia will give notices in another way consistent with the rules of the Luxembourg Stock Exchange.

Registration and Book-Entry System

Colombia will issue the Notes and the Bonds in the form of one or more fully registered global Notes and Bonds, as the case may be, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will hold your beneficial interests in a global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of the Notes and the Bonds.

If you wish to purchase the Notes or the Bonds under the DTC system, you must either be a direct participant in DTC or make your purchase through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations which have accounts with DTC. Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants. The SEC has on file a set of the rules applicable to DTC and its participants.

You may hold your beneficial interest in a global security through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in these systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in a global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the Notes and the Bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out actions for them through DTC.

In sum, you may elect to hold your beneficial interests in the global security:

•	in the United States, through DTC;

•	in Europe, through Euroclear or Clearstream, Luxembourg, which in turn will hold their interests through DTC; or

•	through organizations that participate in any of these systems.

Certificated Notes and Bonds

Colombia will issue Notes or Bonds, as the case may be, in certificated form in exchange for a global security only if:

•

DTC is unwilling or unable to continue to act as depositary or is ineligible to act as depositary, and Colombia does not appoint a successor depositary within 90 days after DTC notifies Colombia or Colombia becomes aware of this situation; or

•	Colombia determines (consistent with the rules of the Luxembourg Stock Exchange) not to have either the Notes or the Bonds represented by a global security.

We describe the certificated Notes and Bonds, and the procedures for transfer, exchange and replacement of certificated Notes and Bonds, in the prospectus.

TAXATION

United States

U.S. Treasury Circular 230 Notice

The tax discussion contained in this prospectus supplement and the accompanying prospectus was not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. Federal tax penalties. This discussion was written to support the promotion or marketing of the transactions or matters addressed in this prospectus supplement and the accompanying prospectus. Prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

The following discussion supplements the disclosure provided under the heading “Taxation—United States Federal Taxation” in the prospectus. This discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and the Bonds in connection with this offering at the offering price and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the Notes and the Bonds. This summary deals only with U.S. holders that hold the Notes and the Bonds as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, persons subject to alternative minimum tax, person that will hold the Notes and the Bonds that are a hedge of or are hedged against interest rate or currency risk or as a position in a “straddle” or conversion transaction, tax-exempt organization or a person whose “functional currency” is not the U.S. dollar. If a partnership holds Notes or Bonds, the tax treatment of the partner generally will depend upon the status of the partner and the activities of the partnership.

This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

You should consult your tax advisor about the tax consequences of holding the Notes and the Bonds, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Payments or Accruals of Interest

Payments or accruals of interest on the Notes and the Bonds will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). However, a portion of the first interest payment that you receive that is attributable to interest accrued before the date you purchased the Notes and the Bonds will not be taxable to you.

Interest we pay on the Notes and the Bonds is income from sources outside the United States for purposes of the rules regarding the foreign tax credit allowable to a U.S. holder. Under the foreign tax credit rules, interest will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit.

If you purchase the Notes and the Bonds for an amount in excess of its principal amount, you may elect to treat the excess as amortizable premium over the term of the Notes and the Bonds. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your Notes and the Bonds by the amount of amortizable premium allocable to that year, based on the yield to maturity of your Notes or Bonds, as the case may be. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service.

Purchase, Sale and Retirement of Notes and the Bonds

Your tax basis in the Notes and the Bonds generally will equal the cost of the Notes and the Bonds to you, decreased by any amortized premium. When you sell or exchange the Notes and the Bonds, or if the Notes and the Bonds that you hold are retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “—Payments or Accruals of Interest”) and your tax basis in the Notes and the Bonds.

The gain or loss that you recognize on the sale, exchange or retirement of the Notes and the Bonds generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of the Notes and the Bonds will be long-term capital gain or loss if you have held the Notes and the Bonds for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The ability of U.S. holders to offset capital losses against ordinary income is limited.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of January 8, 2008 Colombia has agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase, the principal amount of the Notes and the Bonds indicated in the following table:

Underwriter	Principal Amount of the Notes		Principal Amount of the Bonds

Credit Suisse Securities (USA) LLC	U.S. $	325,000,000	U.S. $	175,000,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	U.S. $	325,000,000	U.S. $	175,000,000

Total	U.S. $	650,000,000	U.S. $	350,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes and the Bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the offering of the Notes and the Bonds may be terminated. Credit Suisse Securities (USA) LLC is located at 11 Madison Avenue, New York, NY 10010 and Merrill Lynch, Pierce, Fenner & Smith Incorporated is located at 4 World Financial Center, New York, NY 10080.

Colombia expects that delivery of the Notes and the Bonds will be made against payment for the Notes and the Bonds, respectively, on or about January 15, 2008, which is the fifth business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes and the Bonds on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the Notes and the Bonds initially will settle on T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The underwriters propose to offer the Notes and the Bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of 0.20% of the principal amount of the Notes and 0.25% of the principal amount of the Bonds. After the initial public offering of the Notes and the Bonds, the underwriters may change the public offering price and concession to broker/dealers.

Colombia has been advised by the underwriters that the underwriters intend to make a market in the Notes and the Bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes and the Bonds.

In connection with the offering, the underwriters may purchase and sell the Notes and the Bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of the Notes or the Bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes or the Bonds while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Notes and the Bonds. As a result, the price of the Notes and the Bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Colombia, for which they received or will receive customary fees and expenses, in addition to the underwriting of this offering. These transactions and services are carried out in the ordinary course of business.

The Notes and the Bonds are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have agreed that they will not offer or sell the Notes or the Bonds, or distribute or publish any document or information relating to the Notes or the Bonds, in any jurisdiction (including any Member State of the European Economic Area that has implemented the Prospectus Directive) without complying with the applicable laws and regulations of that jurisdiction.

If you receive this prospectus supplement and the prospectus, then you must comply with the applicable laws and regulations of the jurisdiction where you (a) purchase, offer, sell or deliver the Notes or the Bonds, as the case may be, or (b) possess, distribute or publish any offering material relating to the Notes and the Bonds. Your compliance with these laws and regulations will be at your own expense.

Each underwriter has represented and agreed that:

(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the Notes or the Bonds other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes or the Bonds would otherwise constitute a contravention of Section 19 of the U.K. Financial Services and Markets Act 2000 (“FSMA”) by the issuer;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes and the Bonds in circumstances in which Section 21(1) of the FSMA does not apply to Colombia; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes and the Bonds in, from or otherwise involving the United Kingdom.

Neither the Notes nor the Bonds may be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes or the Bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the Notes and the Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes or the Bonds may not be circulated or distributed, nor may the Notes or the Bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes and the Bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes or the Bonds under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Any resale of the Notes or the Bonds offered hereby is regarded as a separate offer and therefore must comply with the offering restrictions set forth above.

Colombia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

GENERAL INFORMATION

Legislation

The creation and issue of the Notes and the Bonds have been authorized pursuant to: Law 533 of November 11, 1999, the surviving portions of Law 185 of January 27, 1995, the relevant portions of Law 80 of 1993, Law 781 of December 20, 2002, Decree 2681 of 1993, Authorization by Act of the Comisión Interparlamentaria de Crédito Público adopted in its meeting held on November 28, 2007, External Resolution No. 20 dated December 14, 2007 of the Board of Governors of the Central Bank of Colombia, Resolution No. 005 of January 4, 2008 of the Ministry of Finance and Public Credit and CONPES 3448 MINHACIENDA, DNP: SC, dated November 20, 2006.

We will provide for inspection copies of our registration statement, the fiscal agency agreement and the underwriting agreement at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday for so long as the Notes and the Bonds are listed on the Luxembourg Stock Exchange. In addition, for so long as the Notes and the Bonds are outstanding and listed on the Luxembourg Stock Exchange, we will make available copies of Colombia’s annual reports covering the last two fiscal years in English (as and when available), including the budget for the current fiscal year, at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday. We will also make available, free of charge, this prospectus supplement and the prospectus and copies of the documents incorporated by reference in this prospectus supplement or the prospectus at the offices of the Luxembourg paying agent and transfer agent. You may also obtain copies of this prospectus supplement together with the attached prospectus dated March 23, 2007 and any documents incorporated herein by reference from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Authorization

As of January 8, 2008 Colombia has obtained all consents and authorizations that are necessary under Colombian law for (1) the issuance of the Notes and the Bonds and (2) Colombia’s performance of its obligations under the Notes and the Bonds and the fiscal agency agreement.

Litigation

Colombia is not involved and has not been involved in the past 12 months in any litigation or arbitration proceedings relating to claims or amounts that are material in the context of the issue of the Notes and the Bonds. Colombia is not aware of any such litigation or arbitration proceedings that are pending or threatened.

Clearing

The Notes and the Bonds have been accepted for clearing and settlement through DTC, Euroclear and Clearstream, Luxembourg. The securities codes are:

	CUSIP	ISIN	Common Code
Notes	195325 BJ3	US195325BJ38	026291593
Bonds	195325BK0	US195325BK01	026779405

Validity of the Notes and the Bonds

The validity of the Notes and the Bonds will be passed upon for Colombia by the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia and by Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, United States counsel to Colombia.

The validity of the Notes and the Bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, United States counsel to the underwriters, and by Brigard & Urrutia, Calle 70 No. 4-60, Bogotá D.C., Colombia, Colombian counsel to the underwriters.

As to all matters of Colombian law, Arnold & Porter LLP may assume the correctness of the opinion of the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury, and Sullivan & Cromwell LLP may assume the correctness of that opinion and the opinion of Brigard & Urrutia.

As to all matters of United States law, the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury may assume the correctness of the opinion of Arnold & Porter LLP, and Brigard & Urrutia may assume the correctness of the opinion of Sullivan & Cromwell LLP. All statements with respect to matters of Colombian law in this prospectus supplement and the accompanying prospectus have been passed upon by the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury and Brigard & Urrutia and are made upon their authority.

No Material Interest

The issuer is not aware of any interest, including any conflicting interest, that is material to the issue/offer.

Authorized Representative

The authorized representative of Colombia in the United States of America is Francisco Noguera Rocha, Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017.

Sovereign Credit Ratings

Colombia’s credit ratings are as follows:

•	Fitch: long-term issuer default rating of BB+ (Outlook Stable);

•	Standard & Poor’s: foreign currency credit rating of BB+ (Outlook Stable); and

•	Moody’s: long-term foreign currency bonds rating of Ba2 (Outlook Positive).

A Fitch “BB” rating indicates that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met. Securities rated in this category are not investment grade. A Fitch outlook indicates the direction in which a rating is likely to move over a one to two-year period. Outlooks may be Positive, Stable or Negative. A Positive or Negative Outlook does not imply a rating change is inevitable. Similarly, a rating for which outlook is “Stable” could be upgraded or downgraded before an outlook moves to Positive or Negative if circumstances warrant such an action. On June 5, 2006, Fitch changed Colombia’s rating outlook from Stable to Positive. On June 21, 2007, Fitch upgraded Colombia’s long term foreign currency debt rating from BB to BB+ and changed its outlook from Positive to Stable.

A Standard & Poor’s “BB” rating indicates that an obligor is less vulnerable in the near term than other lower-rated obligors. However, it faces major ongoing uncertainties and exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitments. A Standard & Poor’s rating outlook assesses the potential direction of a long-term credit rating over the intermediate to longer term. In determining a rating outlook, consideration is given to any changes in the economic and/or fundamental business conditions. A Standard & Poor’s outlook of “positive” means that a rating may be raised; however, an outlook is not necessarily a precursor of a rating change. On February 22, 2006, Standard & Poor’s changed Colombia’s rating outlook from Stable to Positive. On March 5, 2007, Standard & Poor’s upgraded Colombia’s long term foreign currency debt rating from BB to BB+ and changed its outlook from Positive to Stable.

For Moody’s, obligations rated “Ba” are judged to have speculative elements and are subject to substantial credit risk. Moody’s appends numerical modifiers 1, 2 and 3 to each generic rating classification. The modifier 2 indicates a mid-range ranking in the Ba generic rating classification. Moody’s rating outlook is an opinion regarding the likely direction of a rating over the medium term. Where assigned, rating outlooks fall into the following four categories: Positive, Negative, Stable and Developing (contingent upon an event). On March 9, 2006, Moody’s changed Colombia’s ratings outlook from Negative to Stable and placed Colombia’s Baa2 domestic currency bond rating on review for potential downgrade. On May 24, 2006, Moody’s announced that it had upgraded the foreign currency country ceiling ratings of several countries, including Colombia, as a result of a revision of its rating methodology for assigning foreign currency country bond ceilings. Consequently, Colombia’s foreign currency country ceiling was upgraded to Ba1 from Ba2. On June 29, 2006, Moody’s downgraded Colombia’s domestic currency bond ratings to Baa3 from Baa2. On June 25, 2007, Moody’s changed its outlook from Stable to Positive.

Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Colombia’s current ratings and the rating outlooks currently assigned to Colombia are dependent upon economic conditions and other factors affecting credit risk that are outside the control of Colombia. Each rating should be evaluated independently of the others. Detailed explanations of the ratings may be obtained from the rating agencies. The information above was obtained from information available on the websites of the rating agencies.

PROSPECTUS

Republic of Colombia

Debt Securities

Warrants

Colombia may from time to time offer debt securities or warrants in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. Colombia may sell securities having an aggregate principal amount of up to $5,000,000,000 (or its equivalent in other currencies) in the United States.

The securities will be general, direct, unconditional, unsecured and unsubordinated external indebtedness of Colombia. The securities will rank equally in right of payment with all other unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia.

Colombia may sell the securities directly, through agents designated from time to time or through underwriters.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. You should read this prospectus and the supplements carefully. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is March 23, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Colombia filed with the SEC under a “shelf” registration process. Under this shelf process Colombia may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $5,000,000,000. This prospectus provides you with a general description of the debt securities and warrants Colombia may offer under this shelf process. Each time Colombia sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Colombia, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Colombia’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement.

Statements that are not historical facts, including statements about Colombia’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, assumptions, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Colombia undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Colombia cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include but are not limited to:

•

Adverse external factors, such as high international interest rates, low oil prices and recession or low growth in Colombia’s trading partners. High international interest rates could increase Colombia’s current account deficit and budgetary expenditures. Low oil prices could decrease the Government’s revenues and could also negatively affect the current account. Recession or low growth in Colombia’s trading partners could lead to fewer exports from Colombia and, therefore have a negative impact on Colombia’s growth.

•

Adverse domestic factors, such as declines in foreign direct and portfolio investment, domestic inflation, high domestic interest rates, exchange rate volatility, political uncertainty and continuing insurgency in certain regions. Each of these could lead to lower growth in Colombia and lower international reserves.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Colombia will use the net proceeds from the sale of the securities for general budgetary purposes.

DESCRIPTION OF THE SECURITIES

This prospectus provides you with a general description of securities that Colombia may offer. Each time Colombia sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Debt Securities

Colombia will issue the debt securities under a fiscal agency agreement between Colombia and a bank or trust company, as fiscal agent. Whenever Colombia issues a series of debt securities it will attach the fiscal agency agreement that the securities are issued under as an exhibit to the registration statement of which this prospectus forms a part. The name of the fiscal agent will be set forth in the applicable prospectus supplement.

The following description is a summary of the material provisions of the debt securities and the fiscal agency agreement pursuant to which they are issued. Debt Securities may be issued pursuant to the Fiscal Agency Agreement, dated September 28, 1994, as amended by Amendment No. 1 thereto, dated January 21, 2004, between Colombia and the fiscal agent named therein, or another fiscal agency agreement subsequently entered into by Colombia. Given that it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these debt securities. Therefore, you should read the fiscal agency agreement and the form of the debt securities in making your decision on whether to invest in the debt securities. Colombia has filed a copy of these documents with the SEC and will also file copies of these documents at the office of the fiscal agent.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•

if the debt securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Colombia to redeem the debt securities at its option;

•	any provisions that entitle you to early repayment at your option;

•	the currency or currencies that you may use to purchase the debt securities and that Colombia may use to pay principal, any premium and interest;

•	the form of debt security-global or certificated and registered or bearer;

•	the authorized denominations;

•	any index Colombia will use to determine the amount of principal, any premium and interest payment; and

•	any other terms of the debt securities that do not conflict with the provisions of the fiscal agency agreement.

Colombia may issue debt securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Colombia may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. If applicable, Colombia will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The debt securities will be general, direct unconditional, unsecured and unsubordinated external indebtedness of Colombia. The debt securities will rank equally in right of payment among themselves and with all other unsecured and unsubordinated external indebtedness of Colombia. Colombia has pledged its full faith and credit for the payment when due of all amounts on the debt securities.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Colombia will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

Payment of Principal and Interest

For each series of debt securities, Colombia will make payments on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “Description of the Securities—Global Securities” below.

Colombia will make payments on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Colombia will make payments of interest by check mailed to the registered holders of the debt securities at their registered addresses.

Any money that Colombia pays to the fiscal agent for payment on any debt security that remains unclaimed for two years will be returned to Colombia. Afterwards, the holder of such debt security may look only to Colombia for payment. To the extent permitted by law, claims against Colombia for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.

Additional Amounts

Colombia will make all principal and interest payments on the debt securities of each series without deducting or withholding any present or future Colombian taxes, unless the deduction or withholding is required by law. In the event that Colombia is required to make any such deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Colombia will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder or beneficial owner has some connection with Colombia other than merely holding the debt security or receiving principal and interest payments on the debt security;

•

the holder or beneficial owner fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Colombia of the holder or beneficial owner, if compliance is required by Colombia as a precondition to exemption from the deduction; or

•	the holder does not present (where presentment is required) its debt security within 30 days after Colombia makes a payment of principal or interest available.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for a series of debt securities, the debt securities will not be redeemable prior to maturity at the option of Colombia or repayable before maturity at the option of the holders. Nevertheless, Colombia may at any time purchase the debt securities and hold or resell them or surrender them to the fiscal agent for cancellation.

Negative Pledge

Colombia will agree when it issues debt securities that as long as any of those debt securities remain outstanding, it will not create or permit to exist any lien (i.e., a lien, pledge, mortgage, security interest, deed of trust or charge), other than certain permitted liens, on its present or future revenues, properties or assets to secure its public external indebtedness, unless the debt securities are secured equally and ratably. As used in this prospectus, “public external indebtedness” means:

•

all actual and contingent obligations of Colombia for borrowed money or for the repayment of which Colombia is responsible that are payable, or at the option of the holder may be payable, in any currency other than Colombian currency; and

•

that are in the form of bonds, debentures, notes or other securities that are or were intended by Colombia to be quoted, listed or traded on any securities exchange, automated trading system, over-the-counter or other securities market, including securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933.

However, up to $14.768 billion of securities (including for this purpose and without limitation, the Colombian Bearer Instruments Series A and B) issued by Colombia in exchange for debt of Colombia and Colombian public sector entities will not be considered public external indebtedness.

Nevertheless, Colombia may create or permit to exist:

•	liens on any asset or property, and related revenues, to secure indebtedness borrowed for the purpose of financing the acquisition, development or construction of that asset or property;

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing;

•	liens on any asset or property, and related revenues, existing at the time of the acquisition of that asset or property; and

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing.

Default and Acceleration of Maturity

Each of the following shall be an event of default under a series of debt securities:

1.	Non-Payment: Colombia fails to pay any principal of or interest on any debt security of that series within 30 days of the date when the payment was due; or

2.	Breach of Other Obligations: Colombia fails to perform any other material obligation contained in the debt securities of that series or the fiscal agency agreement and that failure continues for 45 days after any holder of the debt securities of that series gives written notice to Colombia to remedy the failure and gives a copy of that notice to the fiscal agent; or

3.	Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period; or

4.	Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder; or

5.	Denial of Obligations: Colombia denies its obligations under the debt securities of that series; or

6.	Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of debt which does not expressly exclude the debt securities of that series; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described in paragraphs 1, 2, 5 or 6 above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the affected series may declare all the debt securities of that series to be due and payable immediately. If any of the events of default described in paragraphs 3, 4 or 7 above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of any series may declare all the debt securities of that series to be due and payable immediately. The declarations referred to above shall be made by giving written notice to Colombia and the fiscal agent.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the relevant debt securities will become immediately due and payable on the date Colombia receives written notice of the declaration, unless Colombia has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the relevant debt securities may rescind a declaration of acceleration if Colombia remedies the event or events of default giving rise to the declaration after the declaration is made. In order to rescind a declaration of acceleration in these circumstances, holders must follow the amendment procedures described below.

Collective Action Securities

Colombia may designate a particular series of debt securities to be “Collective Action Securities,” the terms of which will be described in the prospectus supplement relating to such securities and in this prospectus. Collective Action Securities will have the same terms and conditions as other debt securities, except that such Collective Action Securities will contain the provisions regarding amendments, modifications, changes and waivers described under the heading “—Meetings and Amendments—Approval (Collective Action Securities)” below instead of the provisions described under the heading “—Meetings and Amendments—Approval.”

Meetings and Amendments

General. Each series of debt securities will provide that Colombia may call a meeting of the holders of debt securities of that series at any time. Colombia will determine the time and place of the meeting.

Colombia will give the holders not less than 30 or more than 60 days’ prior notice of each meeting. The notice will state:

•	the time and the place of the meeting;

•	in general terms, the action proposed to be taken at the meeting; and

•	the record date for determining the holders entitled to vote at the meeting.

If an event of default relating to the debt securities of a series has occurred and is continuing, the holders of at least ten percent in aggregate principal amount of outstanding debt securities of that series may request that the fiscal agent call a meeting of the holders. This request must be in writing and set forth in reasonable detail the action proposed to be taken at the meeting.

To be entitled to vote at any meeting, a person must be:

•	a holder of outstanding debt securities of the relevant series; or

•	a person duly appointed in writing as a proxy for a holder.

The persons entitled to vote more than 50% of the aggregate principal amount of the outstanding debt securities of a series will constitute a quorum. The fiscal agent may make any reasonable and customary regulations governing the conduct of any meeting.

For the purpose of the fiscal agency agreement and the securities of any series, “outstanding debt securities” does not include:

•	previously cancelled debt securities of that series;

•	debt securities of that series called for redemption;

•	debt securities of that series which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of that series, which have been substituted with another series of debt securities; and

•	debt securities owned by Colombia.

Certain Amendments Not Requiring Holder Consent. Colombia and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, amend the fiscal agency agreement or the debt securities of that series for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers;

•	providing collateral for the debt securities;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the fiscal agency agreement or the debt securities; or

•

changing the terms and conditions of the fiscal agency agreement or the debt securities in any manner which Colombia and the fiscal agent may determine and which will not materially adversely affect the interests of the holders of the debt securities.

Approval.

The following description does not apply to any series of debt securities that are Collective Action Securities. See “—Approval (Collective Action Securities)” below for a description of the corresponding terms and conditions applicable to debt securities that are Collective Action Securities.

Colombia and the fiscal agent may modify, amend or supplement the terms of debt securities of any series and the fiscal agency agreement as it relates to those securities, or the holders may take any action provided by the fiscal agency agreement or the terms of their debt securities, with:

•	the approval of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of that series that are represented at a meeting of holders; or

•	the written consent of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of the relevant series.

However, each holder of a debt security of a particular series must consent to any amendment, modification or change that would, with respect to that series:

•	change the due date for the payment of principal, any premium or any interest on the debt securities;

•	reduce the principal amount of the debt securities;

•	reduce the portion of the principal amount of the debt securities that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the debt securities or any premium payable upon redemption of the debt securities;

•	change the currency or place of payment of principal of or any premium or interest on the debt securities;

•	shorten the period during which Colombia is not permitted to redeem the debt securities or permit Colombia to redeem the debt securities if, prior to this action, Colombia was not permitted to do so;

•

reduce the percentage of principal amount of the holders of the debt securities whose vote or consent is needed to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities or to take any other action; or

•	change Colombia’s obligation to pay additional amounts.

Approval (Collective Action Securities).

The following description applies only to series of debt securities that are Collective Action Securities.

The persons entitled to vote more than 50% of the aggregate principal amount of the outstanding debt securities of a series normally will constitute a quorum. However, if a meeting is adjourned for lack of a quorum, then holders or proxies representing not less than 25% of the aggregate outstanding debt securities of a series will constitute a quorum when the meeting is rescheduled. For purposes of a meeting of holders that proposes to discuss reserved matters, which are specified below, holders or proxies representing not less than 75% of the aggregate principal amount of outstanding debt securities of a series will constitute a quorum. The fiscal agent may make any reasonable and customary regulations governing the conduct of any meeting.

Colombia and the fiscal agent may modify, amend or supplement the terms of debt securities of any series and the fiscal agency agreement as it relates to those securities, or the holders may take any action provided by the fiscal agency agreement or the terms of their debt securities, with:

•	the approval of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of that series that are represented at a meeting of holders; or

•	the written consent of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of the relevant series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of principal, any premium or any interest on the debt securities;

•	reduce the principal amount of the debt securities;

•	reduce the portion of the principal amount of the debt securities that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the debt securities or any premium payable upon redemption of the debt securities;

•	change the currency or place of payment of principal of or any premium or interest on the debt securities;

•	shorten the period during which Colombia is not permitted to redeem the debt securities or permit Colombia to redeem the debt securities if, prior to this action, Colombia was not permitted to do so;

•

reduce the percentage of principal amount of the holders of the debt securities whose vote or consent is needed to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities or to take any other action with respect to the debt securities or the fiscal agency agreement or change the definition of “outstanding” with respect to the debt securities;

•	change Colombia’s obligation to pay additional amounts;

•	change the governing law provision of the debt securities;

•

change the courts to the jurisdiction of which Colombia has submitted, Colombia’s obligation to appoint and maintain an agent for the service of The City of New York or Colombia’s waiver of immunity in respect of actions or proceedings brought by any holder based upon the debt securities;

•	in connection with an exchange offer for the debt securities, amend any event of default under the debt securities; or

•	change the status of the debt securities, as described under “—Nature of Obligation” above.

Colombia refers to the above subjects as “reserved matters”. A change to a reserved matter, including the payment terms of any series of debt securities that are Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities) agree to the change.

For purposes of determining whether the required percentage of holders of the debt securities has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of a series, debt securities owned, directly or indirectly, by Colombia or any public sector instrumentality of Colombia will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco de la República, any department, ministry or agency of the central government of Colombia or any corporation, trust, financial institution or other entity owned or controlled by the central government of Colombia or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Notices

Notices to the holders of debt securities will be mailed to the addresses of such holders as they appear in the register maintained by the fiscal agent. If the debt securities are issued in bearer form the relevant prospectus supplement will describe the manner in which notices will be given to the holders.

Further Issues of Debt Securities

From time to time, Colombia may, without the consent of holders of the debt securities of any series that are Collective Action Securities, create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Colombia may consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

Warrants

If Colombia issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Colombia will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that will apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Colombia may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement to be entered into between Colombia and a bank or trust company, as warrant agent. The prospectus supplement relating to the particular series of warrants will set forth:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures for, and conditions to the exercise of, the warrants;

•	the date or dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions Colombia may terminate or cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with such warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of such warrants.

Global Securities

DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below and they may modify or discontinue them at any time. None of Colombia, the fiscal agent or any underwriter of securities named in a prospectus supplement will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, none of Colombia, the fiscal agent or any underwriter of securities named in a prospectus supplement will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Colombia may issue the debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities.

When Colombia issues global securities, it will deposit the applicable security with a clearing system. The global security will be either registered in the name of, or held in bearer form by, the clearing system or its nominee or common depositary. Unless a global security is exchanged for physical securities, as discussed below under “Description of the Securities—Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States, and Euroclear Bank S.A./N.V. as operator of the Euroclear System, known as Euroclear, and Clearstream Banking, société anonyme, known as Clearstream, Luxembourg, in Europe.

Clearing systems process the clearance and settlement of global notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold global securities through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase global securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Colombia and the fiscal agent run only to the registered owner or bearer of the global security, which will be the clearing system or its nominee or common depositary. For example, once Colombia and the fiscal agent make a payment to the registered holder or bearer of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Colombia to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your global securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions.

The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Colombia or the fiscal agent.

As an owner of securities represented by a global security, you will also be subject to the following restrictions:

•

you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name except under the circumstances described below under “Description of the Securities—Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

•

you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•	clearing systems require that global securities be purchased and sold within their systems using same-day funds, for example by wire transfer.

Cross-Market Transfer, Clearance and Settlement

The following description reflects Colombia’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in global securities. These systems could change their rules and procedures at any time, and Colombia takes no responsibility for their actions or the accuracy of this description.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When global securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of global securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e. have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When global securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the global securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Colombia will only issue securities in certificated form in exchange for global security if:

•

in the case of a global security deposited with or on behalf of a depositary, the depositary is unwilling or unable to continue as depositary or is ineligible to act as depositary, and Colombia does not appoint a successor depositary within 90 days after the depositary notifies Colombia or Colombia becomes aware of this situation; or

•	Colombia elects not to have the securities of a series represented by a global security or securities.

In either of these cases, unless otherwise provided in the prospectus supplement for an offering, Colombia and the fiscal agent will issue certificated securities:

•	registered in the name of each holder;

•	without interest coupons; and

•	in the same authorized denominations as the global securities.

The certificated securities will initially be registered in the names and denominations requested by the depositary. You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the fiscal agent. When you surrender a registered certificated security for transfer or exchange, the fiscal agent will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Colombia, the fiscal agent and any other agent of Colombia may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the fiscal agent. Colombia and the fiscal agent may require you to sign an indemnity under which you agree to pay Colombia, the fiscal agent and any other agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Colombia and the fiscal agent may also require you to present other documents or proof.

After you deliver these documents, if neither Colombia nor the fiscal agent has notice that a bona fide purchaser has acquired the security you are exchanging, Colombia will execute, and the fiscal agent will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

If a security presented for replacement has become payable, Colombia in its discretion may pay the amounts due on the security in lieu of issuing a new security.

Governing Law

The fiscal agency agreement and the securities will be governed by and interpreted in accordance with the laws of the State of New York. However, the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his successors from time to time as its process agent for any action brought by a holder based on the debt securities or warrants of a series instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action brought by a holder based on the securities. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the securities may, however, be precluded from initiating actions based on the securities in courts other than those mentioned above.

Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the securities. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution but does not extend to the execution, set-off or attachment of revenues, assets and property of Colombia located in Colombia except as provided under Article 177 of the Código Contencioso Administrativo, Article 684 or 513 of the Código de Procedimiento Civil and Article 19 of the Decree 111 of January 15, 1996 of Colombia.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. In the opinion of the Head of the Legal

Office of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of Colombia, such a judgment would not violate principles of Colombian public order.

Provision in National Budget

Colombia recognizes that amounts due under the securities must be paid out of appropriations provided in the national budget. Colombia will undertake that it will annually take all necessary and appropriate actions to provide for the due inclusion of such amounts in the national budget and to ensure timely payment of all amounts due.

Contracts with Colombia

In accordance with Colombian law, by purchasing the securities, you will be deemed to have waived any right to petition for diplomatic claims to be asserted by your government against Colombia with respect to your rights as a holder under the fiscal agency agreement and the securities, except in the case of denial of justice.

TAXATION

The following discussion summarizes certain United States federal and Colombian federal tax considerations that may be relevant to you if you invest in the debt securities. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations now in effect in Colombia and may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Colombian Taxation

Under current Colombian law, payments of principal and interest on the debt securities are not subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a

Colombian resident and is not domiciled in Colombia. In addition, gains realized on the sale or other disposition of the debt securities will not be subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. There are no Colombian transfer, inheritance, gift or succession taxes applicable to the debt securities.

United States Federal Taxation

In general, a United States person who holds debt securities or owns a beneficial interest in debt securities will be subject to United States federal taxation. You are a United States person for United States federal income tax purposes if you are:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation organized under the laws of the United States or any political subdivision thereof,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust if (1) a United States court is able to exercise primary supervision over the trust’s administration and (2) one or more United States persons have the authority to control all of the trust’s substantial decisions.

If you are a United States person, the interest you receive on the debt securities will generally be subject to United States taxation and will be considered ordinary interest income.

Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business within the meaning of the United States Internal Revenue Code of 1986, or

•

you have an office or other fixed place of business in the United States that receives the interest and either (1) you earn the interest in the course of operating a banking, financing or similar business in the United States or (2) you are a corporation the principal business of which is trading in stock or securities for your own account, and you otherwise are engaged in a United States trade or business.

If you are not a United States person, any gain you realize on a sale or exchange of debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (1) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (2) you have a tax home in the United States.

The fiscal agent must file information returns with the United States Internal Revenue Service in connection with payments on debt securities made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on these payments if you provide your taxpayer identification number to the fiscal agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

DEBT RECORD

Colombia has regularly met all principal and interest obligations on its external debt for over 60 years.

PLAN OF DISTRIBUTION

Colombia may sell the debt securities and warrants in any of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to Colombia from the sale;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and, if applicable, the auction mechanics used to determine such price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price; or

•	at varying prices to be determined at the time of sale.

Colombia may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Colombia and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Colombia.

Colombia may also sell the securities directly to the public or through agents designated by Colombia from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Colombia may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

In compliance with NASD guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Colombia may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Colombia under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Colombia may offer the securities of any series to holders of other Colombian securities as consideration for the purchase or exchange by Colombia of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Colombia may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Colombia in the ordinary course of business.

OFFICIAL STATEMENTS

Information included or incorporated by reference in this prospectus which is identified as being derived from a publication of, or supplied by, Colombia or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Colombia. All other information included or incorporated by reference in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance and Public Credit of Colombia.

VALIDITY OF THE SECURITIES

The validity of the securities of each series will be passed upon for Colombia by the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury, and by Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, United States counsel to Colombia. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Colombian law, Arnold & Porter LLP will assume the correctness of the opinion of the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury. As to all matters of United States law, the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury will assume the correctness of the opinion of Arnold & Porter LLP.

AUTHORIZED REPRESENTATIVE

The authorized representative of Colombia in the United States of America is the Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017, or such person as is designated in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Colombia has filed a registration statement with the SEC relating to the debt securities and warrants. This prospectus does not contain all of the information described in the registration statement.

For further information, you should refer to the registration statement.

Colombia is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Colombia commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 1996. These reports include certain financial, statistical and other information concerning Colombia. Colombia may also file amendments on Form 18-K/A to its annual reports for the purpose of incorporating information in the Form 18-K or filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, this information and these exhibits will be incorporated by reference into this registration statement.

You can request copies of these documents by writing to the SEC. You may also read and copy these documents at the SEC’ s public reference room in Washington, D.C.:

SEC Public Reference

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Incorporated documents are considered part of this prospectus. Colombia can disclose important information to you by referring you to those documents. The following documents, which Colombia has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Colombia’s annual report on Form 18-K for the year ended December 31, 2005 filed with the SEC on July 18, 2006;

•	All amendments on Form 18-K/A to the 2005 annual report filed on or prior to the date of this prospectus;

•	Any amendment on Form 18-K/A to the 2005 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Colombia files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Dirección General de Crédito Público y

Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 7a, No. 6-45, Piso 8

Bogotá, D.C.

Colombia

Telephone: 57-1- 350-7422

Facsimile: 57-1- 350-6651

REPUBLIC OF COLOMBIA

Ministerio de Hacienda y Crédito Público

Dirección General de Crédito Público y Tesoro Nacional

Carrera 7a, No. 6-45, Piso 8

Bogotá D.C., Colombia

FISCAL AGENT, REGISTRAR, PAYING AND TRANSFER AGENT

The Bank of New York

Global Trust Services—Americas

101 Barclay Street, 4th Floor

New York, New York 10286

PAYING AGENTS AND TRANSFER AGENTS

The Bank of New York	The Bank of New York (Luxembourg) S.A.
Global Trust Services One Canada Square London E14 5AL United Kingdom	Aerogolf Center 1A Hoehenhof L-1736 Senningerberg Luxembourg

LISTING AGENT

Kredietbank S.A. Luxembourgeoise

43, Boulevard Royal

L-2955 Luxembourg

Luxembourg

LEGAL ADVISORS TO THE REPUBLIC

As to United States Law	As to Colombian Law

Arnold & Porter LLP 399 Park Avenue	Legal Affairs Group Ministerio de Hacienda y Crédito Público
New York, New York 10022	Dirección General de Crédito Público y Tesoro Nacional
Carrera 7a, No. 6-45, Piso 8
Bogotá D.C., Colombia

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law	As to Colombian Law

Sullivan & Cromwell LLP	Brigard & Urrutia
125 Broad Street	Calle 70 No. 4-60
New York, NY 10004	Bogotá D.C., Colombia